Exhibit 10(rr)

FOURTH AMENDMENT TO AMENDED AND RESTATED SERVICE AGREEMENT

This amendment is entered into with an effective date of January 1, 2005, between Wisconsin Dental Group, S.C., a Wisconsin service corporation (“Provider”), and Northpark Dental Group, LLC, a Delaware limited liability company (“Service Company”).

Background Information

Provider and Service Company (the “Parties”) are the parties to an Amended and Restated Service Agreement dated January 1, 1999, as amended from time to time prior to the date hereof (collectively, as so amended, the “Service Agreement”), pursuant to which Service Company provides practice management services to the dental practice owned and operated by Provider. The Parties desire to modify certain provisions of the Service Agreement and are executing this amendment for this purpose.

Statement of Agreement

The Parties acknowledge the foregoing Background Information and hereby agree as follows:

1. Definitions. All capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given to those terms in the Service Agreement. The respective definitions of the terms “Actual Margin,” “Budgeted Margin,” and “Performance Fee” are hereby deleted from the Service Agreement (whether appearing in Exhibit A to the Service Agreement or elsewhere).

2. Priority of Payments. Section 4.12(b) of the Service Agreement is hereby deleted in its entirety and replaced with the following:

(b) Priority of Payments. Payments described in this Agreement to be made from funds in the Provider Account shall be applied (to the extent available) in the following order of priority:

(i)	Reimbursement of Clinic Expenses to Service Company pursuant to Section 7.1;

(ii)	Repayment of advances made by Service Company to Provider pursuant to Section 7.2;

(iii)	Payment of the Service Fee to Service Company pursuant to Section 7.3;

(iv)	Payment of Approved Provider Expenses; and

(v)	Distribution of the Provider Retained Earnings (as defined in Section 7.8, below), or portions thereof, subject to Section 7.8, below.

3. Annual Budget. Section 4.13(a) of the Service Agreement is hereby deleted in its entirety and replaced with the following:

(a) Annual Budget. At least 30 days prior to the commencement of each calendar year, Service Company, in consultation with Provider, shall prepare and deliver to the Policy Board for its approval a proposed Budget, setting forth an estimate of Provider’s revenue and expenses for the upcoming calendar year (including without limitation the Service Fee associated with the services provided by Service Company hereunder).

In the event that a proposed Budget is not approved by either the Policy Board or Parent (pursuant to Section 3.2(b)), Service Company, in consultation with Provider, shall promptly revise such Budget, taking into consideration the comments of the Policy Board or Parent, as applicable, and shall deliver such revised Budget to the Policy Board for approval. In the event that a proposed Budget has not been approved by both the Policy Board and Parent by the beginning of the calendar year, the Budget for the prior year shall be deemed to be adopted as the Budget for the current year until a new Budget has been approved by both the Policy Board and Parent.

Notwithstanding any provisions of this Agreement to the contrary, for purposes of all calculations related to the Service Fee for any period the amount of Provider Expense used in such calculations for that period shall be determined by applying the methodology for compensating dentists and paying other budgeted Provider Expenses contained in the then-applicable Budget (e.g., if the Budget requires a dentist to be paid a base salary, that salary shall be used for purposes of such calculations, and if the Budget requires that a dentist be paid formula-based compensation, that formula shall be used for purposes of such calculations); provided that the Parties shall exercise reasonable efforts to adjust the Budget from time to time as necessary to reflect changes in Provider’s staff of dentists and/or compensation and/or other budgeted Provider Expenses (it being understood that neither Party shall be obligated to agree to Budget adjustments deemed by such Party to be unreasonable under the then-relevant circumstances).

4. License of Names and Marks and Use of Names. Sections 4.17 and 5.8 of the Service Agreement are hereby amended by adding the name “Forward Dental” to the lists of names included in such Sections, respectively.

5. Service Fee. Section 7.3 of the Service Agreement is hereby deleted in its entirety and replaced with the following:

7.3 Service Fee. Provider and Service Company acknowledge and agree that the compensation set forth in this Article is being paid by Provider to

Service Company in consideration of the substantial commitment being made by Service Company hereunder and that such fee is fair and reasonable in all respects in consideration of (a) the services performed by Service Company hereunder, and (b) the capital being made available by Service Company. Service Company shall be paid by Provider an annual Service Fee (determined on a calendar year basis) equal to 92% of the Calculated Margin, which shall be calculated and payable monthly.

6. Performance Fee and Exhibit A-1. Section 7.4 of the Service Agreement is hereby deleted in its entirety, without replacement, and shall be of no force or effect with respect to periods from and after the Effective Date; provided, however, that such section number shall be reserved in the Service Agreement solely for purposes of preserving the accuracy of other section numbers and cross-references thereto appearing elsewhere in the Service Agreement. Existing Exhibit A-1 to the Service Agreement is hereby deleted in its entirety, without replacement, and shall be of no force or effect with respect to periods from and after the effective date of this amendment. In addition, the term “Performance Fee” wherever it appears in the Service Agreement is hereby deleted and shall be of no force or effect with respect to periods from and after the Effective Date.

7. Provider Retained Earnings. The following new Section 7.8 is hereby added to the Service Agreement:

7.8 Provider Retained Earnings. The Parties acknowledge and agree that an annual amount (determined on a calendar year basis) equal to 8% of the Calculated Margin shall be retained by Provider (such amount, the “Provider Retained Earnings”) and shall be calculated monthly and payable in arrears based on Provider’s average days sales outstanding.

8. Delafield Office Provisions. The Parties acknowledge that a new “de novo” Clinic build-out has been completed by Service Company at 3210 Golf Road, Delafield, Wisconsin 53018 and that a professional dental practice is being operated at such Clinic by Provider pursuant to the Service Agreement (such practice, the “Delafield Practice”). Accordingly, notwithstanding any contrary or conflicting provisions of Section 5, above, the Parties agree as follows:

(a) Dental Services. Provider shall, beginning on the effective date of this amendment and continuing for the term of the Service Agreement, operate the Delafield Practice pursuant to the Service Agreement, including without limitation providing Dental Care to meet the demand therefor with respect to the Delafield Practice.

(b) Management Services. Service Company shall, beginning on the effective date of this amendment and continuing for the term of the Service Agreement, maintain and provide Services to the Delafield Practice pursuant to the Service Agreement.

(c) Delafield Practice Fees. In general, it is the intention of the Parties that the Service Agreement be applicable to the operations of the Delafield Practice, subject to the express provisions of this Section 8. Beginning on the effective date of this amendment and continuing until otherwise agreed in writing by the Parties (the “Transition Period”), the Delafield Practice shall be treated as a separate division of Provider for financial and accounting purposes. Accordingly, during the Transition Period, (i) Service Company shall maintain books and records for the Delafield Practice, separate from the rest of the professional dental practice operated by Provider (the “Non-Delafield Practice”), in such a manner so that no revenues or expenses of the Delafield Practice are allocated to the Non-Delafield Practice or other operations conducted by Provider for purposes of the application of the Service Agreement to the operations of the Parties, (ii) there shall be separate Budgets for the Delafield Practice and the Non-Delafield Practice, and (iii) the Service Fee shall be divided into two components, one with respect to the Delafield Practice (the “Delafield Service Fee”) and one with respect to the Non-Delafield Practice (the “Non-Delafield Service Fee”). The Non-Delafield Service Fee shall be calculated as provided in Section 7.3 of the Service Agreement (as amended pursuant to Section 5, above, and as may be hereafter amended from time to time). The Delafield Service Fee shall be equal to 100.0% of the Calculated Margin for the Delafield Practice and shall be calculated and payable monthly.

9. Effective Date. This amendment shall be effective as of the date first set forth above.

10. Construction. This is an amendment to and a part of the Service Agreement. In the event of any inconsistency between the provisions of the Service Agreement and the provisions of this amendment, the provisions of this amendment shall control prospectively from the effective date of this amendment. Except as modified by this amendment, the Service Agreement shall continue in full force and effect without change.

WISCONSIN DENTAL GROUP, S.C.		NORTHPARK DENTAL GROUP, LLC

By:	/s/ ROBERT TRETTIN, DDS	By:	/s/ MICHAEL J. VAUGHAN
	Robert Trettin, D.D.S., President		Michael J. Vaughan, Vice President

Date of Execution: 5/6/05		Date of Execution: 5/10/05

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